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EXHIBIT 99.1

April 29, 2003
FOR IMMEDIATE RELEASE

Vertis

For more information, contact:
Donovan Roche or Carla Marshall
[formula] PR
(619) 234-0345

Dean D. Durbin
Vertis
(410) 361-8367

Rosemarie Schwartz
Vertis
(410) 361-8345

250 West Pratt Street
18th Floor
Baltimore, Maryland 21201
T 410.528.9800
F 410.528.9289
www.vertisinc.com

VERTIS, INC. ANNOUNCES 1st QUARTER EARNINGS

        Baltimore, MD (April 29, 2003)—Vertis, Inc. ("Vertis") today reported results for its first quarter ended March 31, 2003. For the quarter ended March 31, 2003, net sales were $371.2 million, or 7.7% below the first quarter ended March 31, 2002. Operating income decreased 47.7% to $12.7 million versus $24.3 million for the first quarter of 2002. EBITDA amounted to $34.1 million, a decrease of $12.9 million, or 27.4%, as compared to the quarter ended March 31, 2002. The decline in net sales reflects the ongoing difficult economic environment and its influence on the markets we serve. In addition, the decline in net sales reflects the impact of declines in the cost of paper.

        For the three months ended March 31, 2003, the net loss was $5.8 million compared to a net loss of $118.8 million in the first quarter of 2002. The net loss of $118.8 million for the quarter ended March 31, 2002 includes the cumulative effect of an accounting change of $108.4 million, net of tax of $6.8 million, as a result of adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles". This non-cash charge was the result of an impairment test on the Company's goodwill. The loss before the cumulative effect of accounting change was $5.8 million in the 2003 quarter as compared to $10.4 million in 2002, a decrease of 44.2%.

        Donald Roland, President, Chairman and CEO of Vertis stated, "The poor economic environment was a significant factor in our first quarter 2003 performance. Even in this difficult environment, however, we continued to see positive reactions in the marketplace to our integrated approach to delivering advertising solutions to our customers. In addition, the restructuring efforts completed to date have resulted in a lower operating cost base across the platform, which mitigated a significant portion of the decline in net sales."

        Dean D. Durbin, CFO, added, "At March 31, 2003, we are in compliance with our debt covenants. While we currently expect to be in compliance in future periods, if the fragile economic conditions that have influenced our results to date continue, there can be no assurance that these debt covenants will continue to be met."

        Vertis will hold an earnings call today to discuss its first quarter results at 11:00 a.m. (EST). The call-in number is 1-800-857-1815 (or 1-773-756-4701 for international callers), and the passcode confirmation is "EARNINGS". The replay will be available this afternoon through midnight May 6, 2003 at 1-800-839-1189 (or 402-998-1225) and the passcode confirmation is "EARNINGS".

Financial Highlights (in millions):

	Three Months Ended
	March 31, 2003	March 31, 2002	% Change
Net Sales	$371.2	$402.1	-7.7%
Operating Income	$12.7	$24.3	-47.7%
Loss Before Cumulative Effect of Accounting Change	$(5.8)	$(10.4)	44.2%
Net Loss	$(5.8)	$(118.8)	N/M (2)
EBITDA(1)	$34.1	$47.0	-27.4%

(1)
EBITDA represents the sum of operating income, depreciation and amortization of intangibles.

        EBITDA as used by management is calculated as follows:

	Three months Ended March 31,
	2003	2002
	(in thousands)
Operating income	$12,679	$24,333
Depreciation and amortization of intangibles	21,404	22,619

EBITDA	$34,083	$46,952

(2)
N/M = Not Meaningful

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2003	2002
In thousands	(Unaudited)
Net sales	$371,215	$402,122

Operating expenses:
Costs of production	290,226	306,704
Selling, general and administrative	46,906	47,745
Restructuring charges		721
Depreciation and amortization of intangibles	21,404	22,619

	358,536	377,789

Operating income	12,679	24,333
Other expenses (income):
Interest expense	27,665	27,487
Amortization of deferred financing costs	2,111	2,645
Interest income	(23)	(69)
Other, net	(9,112)	254

	20,641	30,317

Loss before income taxes	(7,962)	(5,984)
Income tax (benefit) expense	(2,117)	4,399

Loss before cumulative effect of accounting change	(5,845)	(10,383)
Cumulative effect of accounting change		108,365

Net loss	$(5,845)	$(118,748)

ABOUT VERTIS

        Vertis is a leading international provider of integrated marketing solutions that seamlessly combines advertising, direct marketing, media, imaging and progressive technology. The company's product and service offerings include: consumer and media research, media planning and placement, creative services, digital media production, targetable advertising insert programs, fully integrated direct marketing programs, circulation-building newspaper products, and interactive marketing.

        Serving more than 3,000 local, regional, national and international customers, Vertis is a privately held company that generates approximately $1.7 billion in annual revenue. Vertis clients encompass numerous Fortune 500 companies across diverse industries, including ad agencies, automotive, consumer packaged goods, durable goods and manufacturing, financial services, fragrance and beauty, food and grocery, healthcare, media and publishing, newspapers, retailers and technology.

        To learn more about Vertis, visit www.vertisinc.com.

        This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words "believes, "anticipates, "expects, "estimates, "plans, "intends" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

        Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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  EXHIBIT 99.1
VERTIS, INC. ANNOUNCES 1st QUARTER EARNINGS
Vertis, Inc. and Subsidiaries Condensed Consolidated Statements of Operations